Light & Wonder, Inc.
Reports Third Quarter 2022 Results
Delivered Strong Double-Digit Consolidated Revenue Growth of 20% Year-Over-Year
Completed Final Step to Streamline Organization with Sale of Sports Betting Business for Approximately $800 Million in Gross Proceeds
Principal Face Value of Debt Outstanding(1) of $3.9 Billion Translating to Net Debt Leverage Ratio(2) of 3.1x, Squarely in Targeted Range
Returned $241 Million(3) of Capital to Shareholders Through Share Repurchases, Representing 32% of Total Program Authorization

LAS VEGAS — November 9, 2022 — Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder,” “L&W,” or the “Company”) today reported results for the third quarter ended September 30, 2022.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “With the sale of Sports Betting business, we have rapidly delivered on our promise to transform our business and streamline our organization. We have a unique collection of assets that are powered by games, technology, and our amazing teams. Our strengthened balance sheet puts us in a great position to build on our momentum and capture the incredible opportunities in front of us. With a sharpened focus and clear roadmap to win, we are executing on our growth strategy to drive share gains.
“The results this quarter reflect the tangible progress we are making strategically, operationally, and financially as we delivered strong double-digit topline growth and saw clear momentum across all of our businesses. At the center of our Company are a robust R&D engine and world-class teams, and I want to congratulate our teams on their continued energy and focus. With our strategy in place and with operational momentum building, we have an unrivaled ability to leverage our leading industry positions, evergreen franchises, and unmatched platforms to drive sustainable growth and significant shareholder value.”
Connie James, Chief Financial Officer of Light & Wonder, added, “What we have achieved over the last 18 months has been truly transformational as we redefined our portfolio of businesses and strengthened our balance sheet and credit profile, all while executing on our strategy to drive sustainable differentiation and growth. We have made tangible progress each quarter against our priorities, and this consistent and rapid execution is becoming a hallmark of our organization.”
“With the proceeds from our Lottery and Sports Betting divestitures, we’ve significantly bolstered our balance sheet, enabling us to achieve a net debt leverage ratio(2) of 3.1x, now squarely in our targeted range. With this significant milestone, we are now advancing our capital allocation priorities of returning capital to shareholders and investing in growth. As we enter the next phase of our journey, we will continue to focus on operational excellence and generating strong cash flows. I have great confidence in our team as we look to create tremendous value in this exciting next chapter for Light & Wonder and work towards driving sustainable growth and competitive differentiation.”

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conforms to the presentation found in Note 11 to the Condensed Consolidated Financial Statements in our September 30, 2022 Form 10-Q.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) This amount is as of November 4, 2022.
BUSINESS AND STRATEGY UPDATE
•Overall, the Company delivered on its strategic initiatives and balance sheet transformation with the completed sale of the Sports Betting business, which generated approximately $800 million in gross proceeds.
•Delivered double-digit topline growth, driven by continued strong momentum across Gaming and iGaming and record revenue at SciPlay.
•Continued expansion in high-growth digital markets, with record revenue at SciPlay, and iGaming growing 19% on a constant currency revenue(1)(2) basis year-over-year.
•Achieved net debt leverage ratio(1) of 3.1x, squarely within our targeted net debt leverage ratio(1) range of 2.5x to 3.5x, at September 30, 2022.
•Returned $241 million of capital to shareholders through the repurchase of approximately 4.4 million shares of common stock since initiation of the program on March 3, 2022, and through November 4, 2022, representing 32% of total program authorization.
•Completed leadership transition, with Matt Wilson appointed as President and Chief Executive Officer of Light & Wonder, continuing to execute on the Company’s strategic plan and financial targets provided at 2022 Investor Day.
SUMMARY RESULTS
We have reflected our former Lottery business (disposed during the second quarter of 2022) and Sports Betting business (disposed during the third quarter of 2022) as discontinued operations for all periods presented. Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which includes its Gaming, SciPlay and iGaming businesses.

	Three Months Ended September 30,
($ in millions)	2022	2021
Revenue	$648	$539

Net income	20	100

Combined net cash (used in) provided by operating activities	(351)	187

Capital expenditures	58	43

Non-GAAP Financial Measures

Consolidated AEBITDA(1)	$235	$203

Combined free cash flow(1)	(420)	130

	As of
Balance Sheet Measures	September 30, 2022	December 31, 2021
Cash and cash equivalents	$1,277	$629
Total debt	3,898	8,690
Available liquidity(3)	2,165	1,417

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Constant currency revenue is calculated by translating current period non-U.S. denominated revenue using the prior year’s currency conversion rate. Foreign currency impact on iGaming revenue for the third quarter of 2022 was $5 million. Management uses or refers to growth rates at constant currency so that the revenue results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons given that a significant proportion of iGaming revenue is denominated in foreign currencies.

(3) Available liquidity is calculated as cash and cash equivalents (including discontinued operations for December 31, 2021) plus remaining revolver capacity, including the SciPlay Revolver.
Third Quarter 2022 Financial Highlights:
•Third quarter consolidated revenue was $648 million compared to $539 million, up 20% compared to the prior year period. Growth was driven by all lines of business, with double-digit revenue growth in Gaming demonstrating continued strong momentum. Revenue also benefited from year-over-year growth at SciPlay, which reached a quarterly record, while iGaming’s underlying businesses momentum continued despite 9% unfavorable impact of foreign currency translation.
•Net income from continuing operations was $20 million compared to $100 million in the prior year period. Net income decreased as prior year net income benefited from a $181 million income tax benefit as a result of the partial reversal of our valuation allowance on deferred taxes, which was partially offset by higher revenue and operating income as well as lower interest expense in the current period.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $235 million, an increase of 16% compared to the prior year period, primarily driven by growth in our Gaming business.
•Combined net cash (used in) provided by operating activities was $(351) million compared to $187 million in the prior year period, which includes both continuing and discontinued operations. The current year cash flows were primarily impacted by $465 million in cash taxes paid related to divestiture of Lottery business, coupled with a $25 million SciPlay legal settlement payment during the quarter.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(420) million, which includes both continuing and discontinued operations. The current year combined free cash flow was primarily impacted by $465 million in cash taxes paid related to divestiture of Lottery business, coupled with a $25 million SciPlay legal settlement payment during the quarter.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined 70% to 3.1x from the peak of 10.5x at December 31, 2020, squarely in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2022

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2022	2021	$	%	2022	2021	$	%	2022	2021	PP Change(3)
Gaming	$419	$339	$80	24%	$202	$172	$30	17%	48%	51%	(3)
SciPlay	171	147	24	17%	43	45	(2)	(4)%	25%	31%	(5)
iGaming	58	53	5	9%	20	18	2	11%	34%	34%	—
Corporate and other(4)	—	—	—	—%	(30)	(32)	2	6%	n/a	n/a	n/a
Total	$648	$539	$109	20%	$235	$203	$32	16%	36%	38%	(2)

PP - percentage points.
n/a - not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Third Quarter 2022 Key Highlights
•Gaming revenue increased 24% to $419 million compared to the prior year period, driven by robust 47% growth in Gaming machine sales coupled with continued growth momentum in Gaming operations. Gaming operations remained above 2019 levels with record North America premium installed base units and continued elevated average daily revenue per unit. Gaming AEBITDA was $202 million, up 17% compared to the prior year period.
•Gaming Operations revenue benefited from year-over-year growth in our North American installed base and average daily revenue per unit, driven by strong content performance and continued success of our Kascada and Mural cabinets. Our North American premium installed base has grown for the 9th consecutive quarter, achieving a record 45% of our total installed base mix, while revenue per day remained at elevated levels. Additionally, we continue to see positive momentum with the launch of the Kascada Dual Screen and Landmark 7000, validating our continued investment in our R&D engine to drive our long-term growth.
•SciPlay revenue increased 17% to $171 million compared to the prior year period, achieving a quarterly revenue record. Growth was primarily driven by the core social casino business, which delivered strong payer metrics and once again outpaced the market and gained share, coupled with benefit from the Alictus acquisition. Payer conversion rates continue to be at an all-time high growing sequentially to a record 9.7%, while ARPDAU grew 16% year-over-year to a record $0.80 and AMRPPU continued at elevated levels. We continued to benefit from key investments that are driving strong engagement and monetization of our players.
•iGaming revenue increased 9% to $58 million compared to the prior year period, primarily driven by continued growth in the U.S. market, partially offset by approximately $5 million in unfavorable impact of foreign-currency translation due to strengthening U.S. Dollar, impacting revenue growth by 10 percentage points. The U.S market delivered 39% year-over-year revenue growth, driven in part by the strong launches of our land-based original content and growth in gross gaming revenue on our platform as we gained share. AEBITDA of $20 million was up 11% compared to the prior year period. AEBITDA margin remained flat due to the scaling of original content launches, as well as our acquisitions, offset by higher costs associated with continued investments supporting ongoing growth, including our upcoming launch of live casino in the U.S.
•House Advantage was acquired in October 2022, a leading loyalty and marketing software and technology provider, which will advance our Gaming systems offering with enhanced loyalty capabilities.
LIQUIDITY
•Combined net cash (used in) provided by operating activities was $(351) million compared to $187 million in the prior year period, which includes both continuing and discontinued operations. The current year cash flows were primarily impacted by $465 million in cash taxes paid related to divestiture of Lottery business, coupled with a $25 million SciPlay legal settlement payment during the quarter.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(420) million, which includes both continuing and discontinued operations. The current year combined free cash flow was primarily impacted by $465 million in cash taxes paid related to divestiture of Lottery business, coupled with a $25 million SciPlay legal settlement payment during the quarter.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined 70% to 3.1x from the peak of 10.5x at December 31, 2020, squarely in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.
•Capital expenditures from continuing operations were $58 million in the third quarter of 2022.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
Earnings Conference Call
As previously announced, Light and Wonder executive leadership will host a conference call on Wednesday, November 9, 2022, at 4:30 p.m. EDT to review the Company’s third quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.lnw.com/investors/ and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (844) 200-6205 for U.S. or +1 (929) 526-1599 for International and ask to join the Light & Wonder call using conference ID: 015548. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. (NASDAQ: LNW) (formerly known as Scientific Games Corporation) is a global leader in cross-platform games and entertainment. The Company brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.
You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.lnw.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Grace Russell +1 702-577-7928	Jim Bombassei +1 702-532-7643
Senior Director, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations jbombassei@lnw.com
All ® notices signify marks registered in the United States. © 2022 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary and potentially recurring closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
•risks relating to the sales of our Lottery business and Sports Betting business (“Divestitures”), including that the transactions will yield additional value or will not adversely impact our business, financial results, results of operations, cash flows or stock price;
•our inability to successfully execute our new strategy and rebranding initiative;
•our inability to further de-lever and position the Company for enhanced growth with net proceeds from the Divestitures;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;

•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K and quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021 on March 1, 2022 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Services	$453	$408	$1,329	$1,216
Product sales	195	131	501	356
Total revenue	648	539	1,830	1,572

Operating expenses:
Cost of services(1)	101	90	283	273
Cost of product sales(1)	92	63	251	166
Selling, general and administrative	181	164	535	502
Research and development	56	47	163	140
Depreciation, amortization and impairments	102	96	317	289
Restructuring and other	27	45	106	96
Total operating expenses	559	505	1,655	1,466
Operating income	89	34	175	106
Other (expense) income:
Interest expense	(68)	(120)	(254)	(360)
Loss on debt financing transactions	—	—	(147)	—
Gain on remeasurement of debt and other	—	12	27	30
Other income, net	3	2	10	22
Total other expense, net	(65)	(106)	(364)	(308)
Net income (loss) from continuing operations before income taxes	24	(72)	(189)	(202)
Income tax (expense) benefit	(4)	172	(8)	164
Net income (loss) from continuing operations	20	100	(197)	(38)
Net income from discontinued operations, net of tax(2)	315	87	3,855	329
Net income	335	187	3,658	291
Less: Net income attributable to noncontrolling interest	7	5	13	15
Net income attributable to L&W	$328	$182	$3,645	$276

Per Share - Basic:
Net income (loss) from continuing operations	$0.14	$0.99	$(2.20)	$(0.55)
Net income from discontinued operations	3.33	0.90	40.43	3.43
Net income attributable to L&W	$3.47	$1.89	$38.23	$2.88

Per Share - Diluted:
Net income (loss) from continuing operations	$0.14	$0.96	$(2.20)	$(0.55)
Net income from discontinued operations	3.28	0.88	40.43	3.43
Net income attributable to L&W	$3.42	$1.84	$38.23	$2.88

Weighted average number of shares used in per share calculations:
Basic shares	94	96	95	96
Diluted shares	96	99	95	96

(1) Excludes depreciation and amortization.
(2) The three months ended September 30, 2022 include a pre-tax gain of $362 million on the sale of the Sports Betting business, and the nine months ended September 30, 2022 include a total pre-tax gain of $4,930 million on the sales of the Lottery and Sports Betting businesses.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions except for common shares outstanding)

	September 30,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$1,277	$585
Restricted cash	42	41
Receivables, net of allowance for credit losses $41 and $52, respectively	426	423
Inventories	137	98
Prepaid expenses, deposits and other current assets	166	88
Assets of businesses held for sale	—	497
Total current assets	2,048	1,732

Restricted cash	7	9
Receivables, net of allowance for credit losses $2 and $2, respectively	16	17
Property and equipment, net	202	213
Operating lease right-of-use assets	51	51
Goodwill	2,865	2,892
Intangible assets, net	767	946
Software, net	130	117
Deferred income taxes	92	349
Other assets	68	80
Assets of businesses held for sale	—	1,477
Total assets	$6,246	$7,883

Liabilities and Stockholders’ Equity (Deficit):
Current portion of long-term debt	$24	$44
Accounts payable	176	204
Accrued liabilities	352	428
Income taxes payable	250	16
Liabilities of businesses held for sale	—	282
Total current liabilities	802	974

Deferred income taxes	143	35
Operating lease liabilities	39	40
Other long-term liabilities	156	170
Long-term debt, excluding current portion	3,874	8,646
Liabilities of businesses held for sale	—	124
Total stockholders’ equity (deficit)(1)	1,232	(2,106)
Total liabilities and stockholders’ equity (deficit)	$6,246	$7,883

(1) Includes $161 million and $150 million in noncontrolling interest as of September 30, 2022 and December 31, 2021, respectively.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$335	$187	$3,658	$291
Less: Income from discontinued operations, net of tax	(315)	(87)	(3,855)	(329)
Adjustments to reconcile net income (loss) from continuing operations to net cash (used in) provided by operating activities from continuing operations	119	114	488	358
Changes in working capital accounts, excluding the effects of acquisitions	(496)	51	(641)	51
Changes in deferred income taxes and other	(2)	(176)	4	(172)
Net cash (used in) provided by operating activities from continuing operations	(359)	89	(346)	199
Net cash provided by operating activities from discontinued operations	8	98	52	260
Net cash (used in) provided by operating activities	(351)	187	(294)	459

Cash flows from investing activities:
Capital expenditures	(58)	(43)	(158)	(118)
Acquisitions of businesses, net of cash acquired	(2)	(40)	(118)	(40)
Proceeds from settlement of cross-currency interest rate swaps	—	—	50	—
Other, net	6	1	2	10
Net cash used in investing activities from continuing operations	(54)	(82)	(224)	(148)
Net cash provided by (used in) investing activities from discontinued operations(1)	739	(26)	6,368	(58)
Net cash provided by (used in) investing activities	685	(108)	6,144	(206)

Cash flows from financing activities:
Payments of long-term debt, net	(5)	(161)	(4,887)	(432)
Payments of debt issuance and deferred financing costs	—	(5)	(37)	(5)
Payments on license obligations	(6)	(1)	(30)	(25)
Purchase of treasury stock	—	—	(203)	—
Purchase of SciPlay’s common stock	(11)	—	(18)	—
Net redemptions of common stock under stock-based compensation plans and other	(2)	(1)	(35)	(22)
Net cash used in financing activities from continuing operations	(24)	(168)	(5,210)	(484)
Net cash used in financing activities from discontinued operations	—	—	(3)	(8)
Net cash used in financing activities	(24)	(168)	(5,213)	(492)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	(3)	(12)	(3)
Increase (decrease) in cash, cash equivalents and restricted cash	304	(92)	625	(242)
Cash, cash equivalents and restricted cash, beginning of period	1,022	993	701	1,143
Cash, cash equivalents and restricted cash, end of period	1,326	901	1,326	901
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	71	—	71
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$1,326	$830	$1,326	$830

Supplemental cash flow information:
Cash paid for interest	$52	$120	$271	$349
Income taxes paid	474	14	497	27
Distributed earnings from equity investments	—	—	4	15
Supplemental non-cash transactions:
Non-cash interest expense	$3	$6	$12	$18
Fair value of securities received in sale of discontinued operations	46	—	46	—

(1) The three months ended September 30, 2022 include $750 million in gross cash proceeds from the sale of the Sports Betting business, and the nine months ended September 30, 2022 include $6,409 million in gross proceeds from the sales of the Lottery and Sports Betting businesses, both net of cash, cash equivalents and restricted cash transferred.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA - CONTINUING OPERATIONS AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA - Continuing Operations
Net income attributable to L&W	$328	$182	$3,645	$276
Net income attributable to noncontrolling interest	7	5	13	15
Net income from discontinued operations, net of tax	(315)	(87)	(3,855)	(329)
Net income (loss) from continuing operations	20	100	(197)	(38)
Restructuring and other(1)	27	45	106	96
Depreciation, amortization and impairments	102	96	317	289
Other income, net	(1)	—	(7)	(19)
Interest expense	68	120	254	360
Income tax expense (benefit)	4	(172)	8	(164)
Stock-based compensation	15	26	47	81
Loss on debt financing transactions	—	—	147	—
Gain on remeasurement of debt and other	—	(12)	(27)	(30)
Consolidated AEBITDA - continuing operations	$235	$203	$648	$575

Supplemental Business Segment Data
Business segments AEBITDA - continuing operations
Gaming	$202	$172	$552	$472
SciPlay	43	45	128	138
iGaming	20	18	61	60
Total business segments AEBITDA - continuing operations	265	235	741	670
Corporate and other(2)	(30)	(32)	(93)	(95)
Consolidated AEBITDA - continuing operations	$235	$203	$648	$575

(1) Refer to the Consolidated AEBITDA - continuing operations definition below for a description of items included in restructuring and other.
(2) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONTINUING OPERATIONS SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	September 30, 2022	September 30, 2021	June 30, 2022
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$161	$151	$163
Gaming machine sales	140	95	123
Gaming systems	70	52	60
Table products	48	41	44
Total revenue	$419	$339	$390

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,536	30,396	30,836
Average daily revenue per unit	$45.68	$42.66	$45.86
International:(1)
Installed base at period end	28,100	30,644	28,966
Average daily revenue per unit	$12.39	$11.78	$13.63

Gaming Machine Sales:
U.S. and Canada new unit shipments	4,400	3,223	4,009
International new unit shipments	2,859	1,780	2,479
Total new unit shipments	7,259	5,003	6,488
Average sales price per new unit	$17,359	$16,099	$17,176

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	3,688	2,887	3,369
Casino opening and expansion units	712	336	640
Total unit shipments	4,400	3,223	4,009

International unit shipments:
Replacement units	2,725	1,690	2,443
Casino opening and expansion units	134	90	36
Total unit shipments	2,859	1,780	2,479

SciPlay Business Segment Supplemental Financial Data:
Revenue:
Mobile in-app purchases	$149	$131	$138
Web in-app purchases and other(2)	22	16	22
Total revenue	$171	$147	$160

In-App Purchases:
Mobile penetration(3)	90%	89%	90%
Average MAU(4)	5.9	6.1	5.9
Average DAU(5)	2.2	2.3	2.3
ARPDAU(6)	$0.80	$0.69	$0.74
Average MPU(7)	0.6	0.5	0.6
AMRPPU(8)	$95.45	$93.67	$90.99
Payer Conversion Rate(9)	9.7%	8.5%	9.4%

iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$17.5	$16.9	$17.8

(1) Excludes the impact of game content licensing revenue.
(2) Other primarily consists of advertising revenue which was not material for the periods presented.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA - CONTINUING OPERATIONS
	Twelve Months Ended
	September 30, 2022	December 31, 2020
Net income (loss) attributable to L&W	$3,739	$(569)
Net income attributable to noncontrolling interest	16	21
Net income from discontinued operations, net of tax	(3,890)	(253)
Net loss from continuing operations	(135)	(801)
Restructuring and other	176	56
Depreciation, amortization and impairments	426	449
Goodwill impairment	—	54
Other (income) expense, net	(16)	9
Interest expense	372	503
Income tax benefit	(146)	(3)
Stock-based compensation	79	56
Loss on debt financing transactions	147	—
(Gain) loss on remeasurement of debt and other	(38)	51
Consolidated AEBITDA - continuing operations	$865	$374

RECONCILIATION OF NET INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX TO AEBITDA FROM DISCONTINUED OPERATIONS AND COMBINED AEBITDA
		Twelve Months Ended
		December 31, 2020
Net income from discontinued operations, net of tax		$253
Income tax expense		7
Restructuring and other		11
Depreciation, amortization and impairments		105
EBITDA from equity investments(1)		30
Loss from equity investments		9
Stock-based compensation and other, net		4
AEBITDA from discontinued operations(2)		$419

EBITDA from equity investments - continuing operations(3)		7

Combined AEBITDA(3)		$800

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	September 30, 2022	December 31, 2020
Consolidated AEBITDA/Combined AEBITDA(3)	$865	$800

Total debt	$3,898	$9,303
Add: Unamortized debt discount/premium and deferred financing costs, net	49	104
Add: Impact of exchange rate	—	7
Less: Debt not requiring cash repayment and other	(2)	(7)
Principal face value of debt outstanding	3,945	9,407
Less: Combined cash and cash equivalents	1,277	1,016
Net debt	$2,668	$8,391

Net debt leverage ratio	3.1	10.5

(1) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.
(2) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measure definitions below for further details.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions)

RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW - CONTINUING OPERATIONS AND COMBINED FREE CASH FLOW
	Three Months Ended September 30,
	2022					2021
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash (used in) provided by operating activities	$167	$(526)	$(359)	$8	$(351)	$221	$(132)	$89	$98	$187
Less: Capital expenditures	(58)	—	(58)	(7)	(65)	(43)	—	(43)	(21)	(64)
Less: Distributions from equity method investments, net of additions	—	—	—	—	—	1	—	1	4	5
Less: Payments on license obligations	(6)	—	(6)	—	(6)	(1)	—	(1)	—	(1)
Add (less): Change in restricted cash impacting working capital	2	—	2	—	2	(1)	—	(1)	4	3
Free cash flow	$105	$(526)	$(421)	$1	$(420)	$177	$(132)	$45	$85	$130
Supplemental cash flow information - Strategic Review and Related Costs Impacting Combined Free Cash Flows:
Professional fees and services supporting Strategic review and related activities					$8
Income taxes related to dispositions					465
SciPlay legal settlement payment					25

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. We present this column to provide the impact of our debt structure for periods presented on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our continuing and discontinued operations.

(2) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.

	Nine Months Ended September 30,
	2022					2021
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash (used in) provided by operating activities	$420	$(766)	$(346)	$52	$(294)	$570	$(371)	$199	$260	$459
Less: Capital expenditures	(158)	—	(158)	(37)	(195)	(118)	—	(118)	(49)	(167)
Less: Distributions from equity method investments, net of additions	—	—	—	—	—	3	—	3	9	12
Less: Payments on license obligations	(30)	—	(30)	(2)	(32)	(25)	—	(25)	(5)	(30)
Add (less): Change in restricted cash impacting working capital	1	—	1	(6)	(5)	7	—	7	62	69
Free cash flow	$233	$(766)	$(533)	$7	$(526)	$437	$(371)	$66	$277	$343
Supplemental cash flow information - Strategic Review and Related Costs Impacting Combined Free Cash Flows:
Disposition and other closing expenses					$80
Payments related to April 2022 refinancing(4)					5
Professional fees and services supporting Strategic review and related activities					72
Income taxes related to dispositions					465
SciPlay legal settlement payment					25

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. We present this column to provide the impact of our debt structure for periods presented on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our continuing and discontinued operations.

(2) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.
(4) Excludes impact of interest savings anticipated as a result of April 2022 refinancing transactions of approximately $92 million.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions)

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS AND COMBINED EBITDA FROM EQUITY INVESTMENTS
	Twelve Months Ended
	December 31, 2020
	Continuing Operations	Discontinued Operations
Earnings (loss) from equity investments	$3	$(9)
Add: Income tax expense	—	3
Add: Depreciation, amortization and impairments	1	31
Add: Interest expense, net and other	3	5
EBITDA from equity investments	$7	$30
Combined EBITDA from equity investments(1)		$37

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

Discontinued Operations
On September 27, 2021, and amended on June 30, 2022 and August 2, 2022, we entered into a definitive agreement to sell our Sports Betting business to Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc., in a cash and stock transaction, which was completed during the third quarter of 2022. On October 27, 2021, we entered into a definitive agreement to sell our Lottery business to Brookfield Business Partners L.P., which was completed during the second quarter of 2022.
Accordingly, the financial results for our Lottery business and the Sports Betting business presented in the Consolidated Statements of Operations presented herein have been reclassified to discontinued operations and prior period Lottery and Sports Betting businesses balance sheet balances have been reclassified to the Asset and Liabilities held for sale lines on the Condensed Consolidated Balance Sheet presented herein in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations.
We report our continuing operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management (“Management”) uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), AEBITDA from discontinued operations, Combined AEBITDA, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, EBITDA from equity investments included in discontinued operations, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA to facilitate its external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
As described in this earning release, the Company divested its Lottery business and Sports Betting business and as such, historical financial information for these businesses is classified as discontinued operations, as described above. Management believes that Combined free cash flow is useful during the period until the disposition occurs as it provides Management and investors with information regarding the Company’s combined financial condition under the structure as of September 30, 2022, including for prior period comparisons, as the Company is transforming its strategy subsequent to the divestitures.
Additionally, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this cash flow remains available for such decisions.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.
Additionally, Management believes that AEBITDA from discontinued operations and Free cash flow from discontinued operations provide useful information regarding the Company’s operations and provide the impact of the discontinued businesses on the overall financial results for the periods presented as they remained under the structure of the Company for the periods presented. These non-GAAP measures are derived based on the historical records and include only those direct costs that are allocated to discontinued operations and as such do not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.

Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA - Continuing Operations.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Interest expense; (8) Income tax expense (benefit); (9) Stock-based compensation; and (10) Other income, net, including foreign currency (gains) and losses, and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
AEBITDA from Discontinued Operations
AEBITDA from discontinued operations, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure for the Company’s discontinued operations and is reconciled to net income from discontinued operations, net of tax as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations.” AEBITDA from discontinued operations should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA from discontinued operations may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Net debt leverage ratio.
AEBITDA from discontinued operations is reconciled to Net income from discontinued operations, net of tax and includes the following adjustments: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Income tax expense; and (4) Stock-based compensation and other, net. In addition to the preceding adjustments, we exclude Earnings from equity investments and add (without duplication) discontinued operations pro rata share of EBITDA from equity investments, which represents their share of earnings (whether or not distributed) before income tax expense, depreciation and amortization expense, and interest expense, net of our joint ventures and minority investees, which is included in our calculation of AEBITDA from discontinued operations.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA (representing our continuing operations), AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies and is presented only for purposes of calculating and reconciling Net debt leverage ratio.
Free Cash Flow - Continuing Operations
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above and representing Free cash flows of our continuing operations.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.

Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flows from continuing operations and Free cash flows from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of earnings (loss) (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings of equity investments, the most directly comparable GAAP measure, in a schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less combined cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, which are all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, but it does not include other long term obligations of $2 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes (paid off as of June 30, 2022) were translated at the constant foreign exchange rate at issuance of these notes as those amounts were payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA for current period and Combined AEBITDA for prior period (as defined above). The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.

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